As filed with the Securities and Exchange Commission on December 22, 2016

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

OceanFirst Financial Corp.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	22-3412577
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

975 Hooper Avenue

Toms River, New Jersey 08753

(732) 240-4500

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Principal Executive Offices)

Ocean City Home Bank Savings and Investment Plan

(Full Title of the Plan)

Christopher D. Maher

President and Chief Executive Officer

975 Hooper Avenue

Toms River, New Jersey 08753

(732) 240-4500

(Name, Address and Telephone Number of Agent for Service)

Copies To:

Steven J. Tsimbinos, Esq. OceanFirst Financial Corp. 975 Hooper Avenue Toms River, New Jersey 08753 Phone: (732) 240-4500	David C. Ingles, Esq. Skadden, Arps, Slate, Meagher & Flom LLP 4 Times Square New York, New York 10036 Phone: (212) 735-3000

Indicate by check mark whether the Company is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price per Share(3)	Proposed Maximum Aggregate Offering Price(3)	Amount of Registration Fee
Common Stock, par value $0.01 per share	12,000(2)	$29.13	$349,560	$40.52

(1)	Pursuant to Rule 416(c) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement on Form S-8 covers, in addition to the number of shares of OceanFirst Financial Corp. (the “Company”) common stock, par value $0.01 per share (the “Common Stock”) stated above, an additional indeterminate number of interest that may be offered or sold pursuant to the plan registered hereby. Pursuant to Rule 457(h)(2) under the Securities Act, no separate registration fee is required with respect to the plan interests being registered hereby.
(2)	Pursuant to Rule 416(a) under the Securities Act, this registration statement shall also cover such additional shares of Common Stock that may become issuable under the Ocean City Home Bank Savings and Investment Plan as a result of one or more adjustments under such plan, to prevent dilution resulting from one or more stock splits, stock dividends, recapitalizations or similar transactions.
(3)	Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(c) and (h) on the basis of the average of the high and low reported sales price of the Common Stock on the NASDAQ on December 21, 2016.

EXPLANATORY NOTE

The Company has completed its acquisition of Ocean Shore Holding Co. (“Ocean Shore”) through a series of transactions by which (i) Masters Merger Sub Corp. (“Merger Sub”), a wholly-owned subsidiary of the Company, merged with and into Ocean Shore (the “Merger”) and (ii) immediately following the completion of the Merger, Ocean Shore merged with and into the Company (together with the Merger, the “Integrated Mergers”), pursuant to the Agreement and Plan of Merger, dated as of July 12, 2016, by and among the Company, Merger Sub and Ocean Shore (the “Merger Agreement”).

The Integrated Mergers became effective on November 30, 2016 (the “Effective Time”). Pursuant to the Merger Agreement, at the Effective Time, each outstanding share of Ocean Shore’s common stock issued and outstanding immediately prior to the Effective Time, subject to certain exceptions, was converted into the right to receive 0.9667 shares of Common Stock and $4.35 in cash without interest. These shares are registered under the Company’s registration statement on Form S-4 initially filed on August 25, 2016, as amended, and declared effective on October 19, 2016 at 5:00 p.m. Eastern Standard Time (the “Form S-4”).

In addition, upon completion of the Integrated Mergers, the Company assumed the Ocean City Home Bank Savings and Investment Plan (the “Plan”). In connection therewith, the shares of Ocean Shore Common Stock held by the Plan at the Effective Time were converted to shares of OceanFirst Common Stock pursuant to a formula prescribed by the Merger Agreement (the “Converted Shares”). The Converted Shares were previously registered on the Form S-4. This registration statement relates to those shares of Common Stock issuable by the Company pursuant to the Plan after the Effective Time.

PART I

INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

Item 1.	Plan Information.*

Item 2.	Registrant Information and Employee Plan Annual Information.*

*	The documents containing the information specified in Part I of Form S-8 will be sent or delivered to participants in the Plan as specified by Rule 428(b)(1) under the Securities Act. Such documents are not required to be, and are not, filed with the U.S. Securities and Exchange Commission (the “SEC”) either as part of this registration statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. These documents and the documents incorporated by reference in this registration statement pursuant to Item 3 of Part II of this registration statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents previously filed with the SEC by the Company, pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated by reference in this registration statement:

1.	OceanFirst’s Annual Report on Form 10-K for the year ended December 31, 2015, filed on March 15, 2016;

2.	the Ocean City Home Bank Savings and Investment Plan’s Annual Report on Form 11-K for the year ended December 31, 2015, filed on June 16, 2016;

3.	OceanFirst’s prospectus, including the description of OceanFirst’s capital stock contained therein, filed pursuant to Rule 424(b) (3) on October 20, 2016;

4.	OceanFirst’s Quarterly Reports on Form 10-Q for the quarter ended March 31, 2016, filed on May 9, 2016; for the quarter ended June 30, 2016, filed on August 9, 2016; and for the quarter ended September 30, 2016, filed on November 9, 2016; and

5.	OceanFirst’s Current Reports on Form 8-K filed on January 6, 2016, January 8, 2016, January 22, 2016, February 18, 2016, March 28, 2016, April 22, 2016; April 26, 2016; May 2, 2016; May 18, 2016; May 20, 2016; June 3, 2016; June 21, 2016; June 23, 2016; July 13,2016; July 14, 2016; July 29, 2016; August 1, 2016; August 2, 2016; September 14, 2016; September 21, 2016; October 27, 2016; November 8, 2016; November 16, 2016; November 23, 2016; and December 1, 2016; and OceanFirst’s Amended Current Reports on Form 8-K/A filed on July 15, 2016 and December 6, 2016.

In addition, except as provided below, all documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of an additional post-effective amendment to this registration statement that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be part hereof from the date of filing of such documents with the SEC.

Any statement contained in a document incorporated or deemed to be incorporated by reference in this registration statement shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained in this registration statement, or in any other subsequently filed document that also is or is deemed to be incorporated by reference in this registration statement, modifies or supersedes such prior statement. Any statement contained in this registration statement shall be deemed to be modified or superseded to the extent that a statement contained in a subsequently filed document that is or is deemed to be incorporated by reference in this registration statement modifies or supersedes such prior statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Under no circumstances will any information furnished under Items 2.02 or 7.01 of Current Report on Form 8-K be deemed incorporated herein by reference unless such Form 8-K expressly provides to the contrary.

Item 4.	Description of the Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

OceanFirst’s certificate of incorporation contains a provision which, subject to certain exceptions, eliminates the liability of a director or an officer to OceanFirst or its stockholders for monetary damages for any breach of duty as a director or officer.

OceanFirst’s certificate of incorporation provides that OceanFirst shall indemnify, to the fullest extent authorized by the Delaware General Corporation Law, all directors, officers, employees, agents of OceanFirst, and any person who, at OceanFirst’s request, is or was serving as director, officer, employee, or agent of another corporation, or of a partnership, joint venture, trust or other enterprise, against expense, liability and loss and expenses in any proceeding arising out of their status or activities in any of the foregoing capacities except when the party’s activities do not meet the applicable standard of conduct set forth in the Delaware General Corporation Law.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to OceanFirst’s directors, officers and controlling persons under the foregoing provisions, or otherwise, OceanFirst has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

A list of Exhibits filed herewith is contained in the Exhibit Index and is incorporated herein by reference.

Item 9.	Undertakings

1. The undersigned Company hereby undertakes:

(a) To file, during any period in which offers or sales of the securities registered hereby are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

provided, however, that paragraphs (1)(a)(i) and (1)(a)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the Company pursuant to Section 13 or Section 15(d) of the Exchange Act of 1934 that are incorporated by reference in this registration statement.

(b) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

2. The undersigned Company hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Company’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act of 1934 that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Toms River, State of New Jersey, on December 22, 2016.

OCEANFIRST FINANCIAL CORP.

By:	/s/ Christopher Maher
Name: Christopher D. Maher
Title: President and Chief Executive Officer

Power of Attorney

The undersigned directors of OceanFirst Financial Corp. hereby severally constitute and appoint Christopher D. Maher and Steven J. Tsimbinos, and each of them, his or her true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution, severally, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them or their or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed below by the following persons in the capacities indicated and on the date of this registration statement.

Signatures	Title	Date

/s/ Christopher D. Maher Christopher D. Maher	President and Chief Executive Officer (Principal Executive Officer and Director)	December 22, 2016

/s/ Michael J. Fitzpatrick Michael J. Fitzpatrick	Executive Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	December 22, 2016

/s/ John R. Garbarino John R. Garbarino	Chairman of the Board and Directors	December 22, 2016

/s/ Steven E. Brady Steven E. Brady	Director	December 22, 2016

/s/ Joseph J. Burke Joseph J. Burke	Director	December 22, 2016

/s/ Angelo Catania Angelo Catania	Director	December 22, 2016

/s/ Michael Devlin Michael Devlin	Director	December 22, 2016

/s/ Jack M. Farris Jack M. Farris	Director	December 22, 2016

/s/ Dorothy F. McCrosson Dorothy F. McCrosson	Director	December 22, 2016

/s/ Donald E. McLaughlin Donald E. McLaughlin	Director	December 22, 2016

/s/ Diane F. Rhine Diane F. Rhine	Director	December 22, 2016

/s/ Mark G. Solow Mark G. Solow	Director	December 22, 2016

/s/ John E. Walsh John E. Walsh	Director	December 22, 2016

/s/ Samuel R. Young Samuel R. Young	Director	December 22, 2016

/s/ Christopher D. Maher Christopher D. Maher	Attorney-in-Fact	December 22, 2016

EXHIBIT INDEX

Exhibit Number	Description of Document

4.1	Certificate of Incorporation of the Company (incorporated by reference from Exhibit 3.1 of the Company’s registration statement on Form S-1, effective May 13, 1996 as amended).

4.2	Bylaws of the Company (incorporated by reference to Exhibit 3.2 of the Company’s Current Report on Form 8-K filed on January 23, 2015).

4.3	Form of Common Stock Certificate of OceanFirst Financial Corp. (incorporated by reference from Exhibit 4.0 of the Company’s registration statement on Form S-1, effective May 13, 1996 as amended).

5.1	Opinion of Skadden, Arps, Slate, Meagher & Flom LLP.

10.1	Ocean City Home Bank Savings and Investment Plan (incorporated by reference to Exhibit 10.4 to Ocean Shore’s Pre-Effective Amendment No. 1 to Registration Statement on Form S-1 filed on October 22, 2004).

23.1	Consent of Skadden, Arps, Slate, Meagher & Flom (included in Exhibit 5.1).

23.2	Consent of KPMG LLP.

24.1	Power of Attorney (included on the signature page herein).